Exhibit 99.1

LIVE OAK BANCSHARES, INC. REPORTS THIRD QUARTER 2020 RESULTS

Wilmington, NC, October 21, 2020 - Live Oak Bancshares, Inc. (Nasdaq: LOB) (“Live Oak” or the “Company”) today reported third quarter 2020 net income of $33.8 million, or $0.81 per diluted share, compared to net income of $3.9 million, or $0.09 per diluted share, for the third quarter of 2019.  The third quarter of 2020 included non-cash gains of $15.2 million related to the Company’s financial technology investments.

“We understand what a challenging year this has been for everyone, and we are pleased to report that our performance during the third quarter of 2020 successfully displayed our ability to help American small business owners in a time of real need,” said James S. Mahan, III, Chairman and Chief Executive Officer of Live Oak.  “We greatly exceeded our previous quarterly maximum for loan and lease origination at nearly $1 billion, excluding the work we accomplished for the Paycheck Protection Program. Our core business has shown scale and efficiency thanks to previous investments in infrastructure and talent, and our position as a financial technology change leader was further validated with the increased valuations on several of our investments. We believe our way of business is proving itself to be a bold and successful way of providing next-generation banking experiences to American small business owners.”

Third Quarter 2020 Key Measures

(Dollars in thousands, except per share data)			Increase (Decrease)
	3Q 2020	3Q 2019	Dollars	Percent	2Q 2020
Net interest income and servicing revenues	$58,166	$44,362	$13,804	31%	$47,589
Net income	33,780	3,895	29,885	767	3,777
Diluted earnings per share	0.81	0.09	0.72	800	0.09
Non-GAAP net income (1)	34,554	3,895	30,659	787	3,777
Non-GAAP diluted earnings per share (1)	0.83	0.09	0.74	822	0.09
Loan and lease production:
Loans and leases originated	$966,499	$562,259	$404,240	72%	$2,175,055
% Fully funded	72.9%	51.3%	n/a	n/a	89.8%
Total loans and leases	$6,227,399	$3,326,065	$2,901,334	87%	$5,626,650
Total assets	8,093,381	4,601,529	3,491,852	76	8,209,154
Total deposits	5,706,044	4,017,099	1,688,945	42	5,873,292

(1) See accompanying GAAP to Non-GAAP Reconciliation.

Loans and Leases

At September 30, 2020, the total loan and lease portfolio increased to $6.23 billion, 87.2% above its level a year ago and 10.7% above its level at June 30, 2020.  Compared to the second quarter of 2020, loans and leases held for investment increased $387.3 million, or 8.3%, to $5.04 billion while loans held for sale increased $213.4 million, or 21.9%, to $1.19 billion. Loan and lease originations totaled $966.5 million during the third quarter of 2020, a decrease of $1.21 billion, or 55.6%, from the second quarter of 2020.  The total loan and lease portfolio at September 30, 2020, and June 30, 2020, of $6.23 billion and $5.63 billion, respectively, consisted of approximately 37.9% and 38.7% of unguaranteed loans and leases, respectively.

Excluding loan originations as part of the Paycheck Protection Program (“PPP”), loan and lease originations totaled $948.8 million during the third quarter of 2020, an increase of $518.7 million, or 120.6%, from the second quarter of 2020.  Average loans and leases were $5.87 billion during the third quarter of 2020 compared to $5.13 billion during the second quarter of 2020.

Loans and leases held for investment, loan and lease originations, and average loans and leases were impacted by PPP loans originated in the second and third quarters of 2020.  The unguaranteed percentage of the total loan and lease portfolio for each of the second and third quarters of 2020 was significantly influenced by the addition of PPP loans carrying a 100% government guarantee.  The total loan and lease portfolio at September 30, 2020, was comprised of $1.71 billion of PPP loans, net of deferred fees and costs.  PPP loans comprised $17.7 million of the total loans and leases originated during the third quarter of 2020, compared to $1.74 billion of PPP loans originated in the second quarter of 2020, and are carried at historical cost classified as held for investment.

Deposits

Total deposits decreased by $167.2 million to $5.71 billion at September 30, 2020, from $5.87 billion at June 30, 2020, as excess deposits began to runoff following the defensive strategy to build liquidity during the first quarter of 2020 due to the uncertainty of the effects of COVID-19. Average total interest-bearing deposits for the third quarter of 2020 increased $54.7 million, or 1.0%, to $5.69 billion, compared to $5.63 billion for the second quarter of 2020. The ratio of average total loans and leases to average interest-bearing deposits was 103.1% for the third quarter of 2020, compared to 91.1% for the second quarter of 2020.  The ratio is influenced by average PPP loan volume and the use of the Federal Reserve’s Paycheck Protection Program Liquidity Facility (“PPPLF”) classified as long-term borrowings.

Borrowings

Borrowings totaled $1.75 billion at September 30, 2020.  During the third quarter of 2020, the Company increased long-term borrowings by $26.1 million through the Federal Reserve’s PPPLF to $1.74 billion.  The PPPLF has a 100% advance rate equal to the principal amount of PPP loans pledged as security and carries an interest rate of 0.35% and loans financed under the PPPLF have a neutral impact on regulatory leverage capital ratios.

Net Interest Income

Net interest income for the third quarter of 2020 rose to $51.4 million compared to $37.5 million for the third quarter of 2019 and $40.9 million for the second quarter of 2020. The increase from the prior year was driven by significant growth in the held for investment loan and lease portfolio reflecting the Company's ongoing initiative to grow recurring revenue sources and strengthen its liquidity profile.  This increase over the prior year was further enhanced by the origination of $1.76 billion in PPP loans in the second and third quarters of 2020 and a year-to-date loan and lease originations for 2020 of $1.88 billion, excluding PPP loans.

The increase from the second quarter of 2020 arose principally from a higher average loan and lease portfolio balance enhanced by a 21-basis point improvement in the net interest margin from 2.56% to 2.77%.  The decrease in interest earning asset yields of 14 basis points was outpaced by the 38-basis point reduction in the average cost of interest-bearing liabilities from 1.65% in the second quarter of 2020, to 1.27% in the third quarter of 2020.  The reduction in the cost of interest bearing liabilities was a product of a lag in deposit repricing from the first quarter of 2020 cuts in fed funds rates combined with runoff of higher rate maturing deposits and the lower cost of PPPLF funds.

Noninterest Income

Noninterest income for the third quarter of 2020 increased to $47.0 million compared to $15.4 million for the third quarter of 2019 and $22.4 million for the second quarter of 2020.

Noninterest income increased $31.6 million, or 204.9%, compared to the third quarter of 2019.  The net gains on sales of loans increased by $5.3 million as the average net gain on sale of guaranteed loans increased to $110.2 thousand per million sold for the third quarter of 2020 compared to $80.5 thousand per million sold during the third quarter of 2019. The volume of guaranteed loans sold increased to $114.7 million for the third quarter of 2020 from $100.5 million for the third quarter of 2019. The revaluation of the loan servicing asset resulted in a gain of $2.1 million for the third quarter of 2020, an increase of $7.2 million from the third quarter of 2019.  The valuation adjustments related to loans measured at fair value resulted in a net gain of $3.4 million for the third quarter of 2020, a $2.3 million increase compared to the third quarter of 2019.  The valuation of loans and loan servicing assets in the third quarter of 2020 was favorably impacted by greater stability and improvement of market conditions.

Net losses on equity method investments decreased to $1.2 million for the third quarter of 2020 compared to $2.4 million for the third quarter of 2019, partially due to a non-cash gain recognized in that portfolio. Equity security investments resulted in a gain of $14.7 million for the third quarter of 2020 compared to $3.3 million for the third quarter of 2019 and was primarily driven by a $13.7 million increase in the observable fair market value of the Company’s investment in Greenlight Financial Technology, Inc. (“Greenlight”), arising from orderly transactions in Greenlight’s securities.  Additionally, management fee income earned by Canapi Advisors, the Company’s investment advisor subsidiary, increased by $1.2 million to $1.3 million for the third quarter of 2020 compared to $95 thousand for the third quarter of 2019.

Noninterest income increased $24.6 million, or 109.9%, compared to the second quarter of 2020.  For the third quarter of 2020, fair value adjustments were impacted by the above-mentioned improved market conditions by recouping a portion of the losses recognized earlier in 2020 related to the COVID-19 pandemic.  The valuation adjustment for loans measured at fair value for the third quarter of 2020 improved $4.5 million compared to the second quarter of 2020, while the loan servicing asset revaluation improved $3.6 million over the same period.  The average net gain on guaranteed loan sales was $110.2 thousand per million sold in the third quarter of 2020 versus $66.8 thousand per million in the second quarter of 2020 also as a result of  improving market conditions for the purchase of guaranteed loans and favorable fair value adjustments for exchange-traded interest rate futures contracts. The Company recorded $252 thousand in fair value net gains on exchange-traded interest rate futures contracts during the third quarter of 2020 compared to $127 thousand in fair value net gains during the second quarter of 2020.   Excluding fair value gains on exchange-traded interest rate futures contracts, the average net gain on guaranteed loan sales was $108.0 thousand per million and $65.9 thousand per million sold in the third quarter of 2020 and the second quarter of 2020, respectively.

Equity security investments income increased by $14.5 million for the third quarter of 2020 compared to the prior quarter and was primarily driven by the aforementioned non-cash gain arising from the increase in the market value of the Company’s investment in Greenlight. Other noninterest income decreased by $2.4 million compared to the prior quarter primarily due to $2.5 million in revenue from co-developed technology recognized during the second quarter of 2020.

Noninterest Expense

Noninterest expense for the third quarter of 2020 totaled $42.7 million compared to $42.7 million for the third quarter of 2019 and $48.1 million for the second quarter of 2020.

Salaries and employee benefits for the third quarter of 2020 increased $1.5 million, or 6.5%, to $24.2 million compared to $22.7 million for the third quarter of 2019 and decreased $6.5 million, or 21.4%, from $30.8 million for the second quarter of 2020.  The salaries and employee benefits increase over the third quarter of 2019 was attributable to the Company’s investment in its workforce to support growth and a variety of initiatives, offset by increased levels of deferred salary expense for the increased loan originations compared to the prior year.  The decrease of $6.5 million for the third quarter of 2020 was driven primarily by $7.2 million in expense for a performance bonus pool that was available to all employees other than executive officers during the second quarter of 2020.

Operational adaptations due to the impact of the COVID-19 pandemic resulted in travel expense decreasing to $250 thousand for the third quarter of 2020 compared to $1.9 million for the third quarter of 2019 and $364 thousand for the second quarter of 2020.  Similarly, advertising and marketing expense decreased to $552 thousand for the third quarter of 2020 compared to $1.3 million for the third quarter of 2019 and $624 thousand for the second quarter of 2020.

Compared to the third quarter of 2019, FDIC insurance increased $2.0 million for the third quarter of 2020.

Asset Quality

Net charge-offs for loans carried at historical cost increased to $10.1 million in the third quarter of 2020 compared to $1.8 million in the second quarter of 2020 and increased from $840 thousand in the third quarter of 2019.  The increase in net charge-offs during the third quarter of 2020 was principally driven by the reclassification of fifteen hotel loans aggregating $81.2 million in net investment from held for investment to held for sale during the quarter.  After charge-offs, discussed more fully below, ten of these loans were sold for the adjusted net investment of $45.7 million prior to quarter end.  These loans were marked to the lower of cost or fair value upon reclassification with the write down of $9.8 million reflected in charge-offs.  At September 30, 2020, the Company still held five of these loans for sale with an aggregate net investment balance of $25.7 million; however, these unsold loans have been written down to an agreed upon price.  Net charge-offs as a percentage of average held for investment loans and leases carried at historical cost, annualized, for the quarters ended September 30, 2020 and 2019 and June 30, 2020, were 1.03%, 0.23% and 0.21%, respectively.

Unguaranteed nonperforming (nonaccrual) loans and leases, excluding $7.5 million and $6.4 million accounted for under the fair value option at September 30, 2020 and June 30, 2020, respectively, and excluding one loan for $6.1 million included in the above hotel loans still held for sale as of September 30, 2020, increased to $20.2 million, or 0.48% of loans and leases held for investment which are carried at historical cost, at September 30, 2020, compared to $13.1 million, or 0.34%, at June 30, 2020.  The increase in unguaranteed nonperforming loans and leases was primarily driven by loans in the entertainment center vertical.

The unguaranteed exposure of foreclosed assets decreased $557 thousand to $642 thousand at September 30, 2020, compared to June 30, 2020.  Foreclosed assets decreased $2.4 million to $3.3 million at September 30, 2020, from $5.7 million at June 30, 2020.

Provision for Loan and Lease Credit Losses

The provision for loan and lease credit losses for the third quarter of 2020 totaled $10.3 million compared to $4.0 million for the third quarter of 2019 and $10.0 million for the second quarter of 2020.  The Company adopted the new current expected credit losses (“CECL”) standard effective January 1, 2020, and accordingly determined to use forecasted levels of unemployment as a primary economic variable in forecasting future expected losses.  Ongoing developments including charge-offs and changing economic forecasts related to the COVID-19 pandemic significantly influences the Company’s allowance for credit losses on loans and leases.

The allowance for credit losses on loans and leases totaled $44.2 million at September 30, 2020, compared to $44.1 million at June 30, 2020. The allowance for credit losses on loans and leases as a percentage of total loans and leases held for investment carried at historical cost was 1.05% and 1.16% at September 30, 2020, and June 30, 2020, respectively.  The allowance for credit losses on loans and leases as a percentage of total loans and leases held for investment carried at historical cost during the third quarter is heavily influenced by the PPP loans.

Income Tax

Income tax expense was $11.7 million in the third quarter of 2020 compared to an income tax expense of $2.4 million in the third quarter of 2019 and $1.5 million in the second quarter of 2020. The increase in the third quarter of 2020 over the third quarter of 2019 and second quarter of 2020 is primarily due to a significant increase in income before taxes. Also influencing the increase over the third quarter of 2019 is the absence of expected tax credits during 2020.

Shareholders’ Equity

During the first nine months of 2020, 450,000 shares of Class B common stock (non-voting) were converted to Class A common stock (voting) in connection with private sales. The conversion decreased the value of Class B common stock (non-voting) and increased the value of Class A common stock (voting) by $4.8 million.

Conference Call

Live Oak will host a conference call to discuss quarterly results at 9:00 a.m. ET tomorrow morning (October 22, 2020). Media representatives, analysts and the public are invited to listen to this discussion by calling (844) 743-2494 (domestic) or (661) 378-9528 (international) with conference ID 4575196. A live webcast of the conference call along with presentation materials referenced during the conference call will be available on the Investor Relations page of the Company’s website at http://investor.liveoakbank.com. A replay of the webcast will be archived on the Company's website for one year.  A replay of the conference call will also be available until October 29, 2020 and can be accessed by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international) with conference ID 4575196.

CFO Commentary

Additional commentary on the quarter by Brett Caines, Chief Financial Officer of the Company, is available at http://investor.liveoakbank.com in the supporting materials for the conference call.

Important Note Regarding Forward-Looking Statements

Statements in this press release that are based on other than historical data or that express the Company’s plans or expectations regarding future events or determinations are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance or determinations, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties, and actual results may differ materially from those presented, either expressed or implied, in this press release. Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include changes in Small Business Administration (“SBA”) rules, regulations or loan products, including the Section 7(a) program, changes in SBA standard operating procedures or changes in Live Oak Banking Company's status as an SBA Preferred Lender; changes in rules, regulations or procedures for other government loan programs, including those of the United States Department of Agriculture; the potential impacts of the Coronavirus Disease 2019 (COVID-19) pandemic on trade (including supply chains and export levels), travel, employee productivity and other economic activities that may have a destabilizing and negative effect on financial markets, economic activity and customer behavior; a reduction in or the termination of the Company's ability to use the technology-based platform that is critical to the success of its business model, including a failure in or a breach of operational or security systems; competition from other lenders; the Company's ability to attract and retain key personnel; market and economic conditions and the associated impact on the Company; operational, liquidity and credit risks associated with the Company's business; the impact of heightened regulatory scrutiny of financial products and services and the Company's ability to comply with regulatory requirements and expectations; and the other factors discussed in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s Internet site (http://www.sec.gov). Except as required by law, the Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

About Live Oak Bancshares

Live Oak Bancshares, Inc. (Nasdaq: LOB) is a financial holding company and the parent company of Live Oak Bank.  Live Oak Bancshares and its subsidiaries partner with businesses that share a groundbreaking focus on service and technology to redefine banking. To learn more, visit www.liveoakbank.com.

Contacts:

Brett Caines | CFO | Investor Relations | 910.796.1645 & Micah Davis | CMO | Media Relations | 910.550.2255

Live Oak Bancshares, Inc.

Quarterly Statements of Income (unaudited)

(Dollars in thousands, except per share data)

	Three months ended
	3Q 2020	2Q 2020	1Q 2020	4Q 2019	3Q 2019
Interest income
Loans and fees on loans	$70,621	$62,022	$58,961	$57,017	$55,939
Investment securities, taxable	4,123	3,786	3,762	3,911	4,001
Other interest earning assets	334	1,009	750	885	1,167
Total interest income	75,078	66,817	63,473	61,813	61,107
Interest expense
Deposits	22,155	25,121	23,255	23,801	23,576
Borrowings	1,560	798	57	1	—
Total interest expense	23,715	25,919	23,312	23,802	23,576
Net interest income	51,363	40,898	40,161	38,011	37,531
Provision for loan and lease credit losses	10,274	9,958	11,792	4,809	3,960
Net interest income after provision for loan and lease credit losses	41,089	30,940	28,369	33,202	33,571
Noninterest income
Loan servicing revenue	6,803	6,691	6,422	6,730	6,831
Loan servicing asset revaluation	2,061	(1,571)	(4,692)	(4,135)	(5,161)
Net gains on sales of loans	12,690	10,695	11,112	11,364	7,425
Net gain (loss) on loans accounted for under the fair value option	3,403	(1,089)	(10,638)	1,432	1,102
Equity method investments income (loss)	(1,231)	(2,243)	(2,478)	(1,769)	(2,370)
Equity security investments gains (losses), net	14,705	161	(64)	54	3,343
Gain (loss) on sale of investment securities available-for-sale, net	1,225	734	(79)	528	87
Lease income	2,634	2,635	2,624	2,600	2,361
Management fee income	1,296	1,206	1,644	1,556	95
Construction supervision fee income	1,365	684	390	240	360
Other noninterest income	2,093	4,508	1,501	1,525	1,355
Total noninterest income	47,044	22,411	5,742	20,125	15,428
Noninterest expense
Salaries and employee benefits	24,203	30,782	28,063	24,072	22,717
Travel expense	250	364	1,781	2,246	1,934
Professional services expense	1,346	1,385	1,937	983	2,073
Advertising and marketing expense	552	624	1,361	1,630	1,277
Occupancy expense	2,079	1,955	2,421	2,528	2,131
Data processing expense	3,009	2,764	3,157	1,847	3,072
Equipment expense	4,314	4,652	4,635	4,402	4,361
Other loan origination and maintenance expense	2,669	2,492	2,456	2,390	3,535
FDIC insurance	2,095	1,721	1,510	2,012	101
Other expense	2,133	1,361	2,170	2,300	1,536
Total noninterest expense	42,650	48,100	49,491	44,410	42,737
Income (loss) before taxes	45,483	5,251	(15,380)	8,917	6,262
Income tax expense (benefit)	11,703	1,474	(7,778)	2,085	2,367
Net income (loss)	$33,780	$3,777	$(7,602)	$6,832	$3,895
Earnings (loss) per share
Basic	$0.83	$0.09	$(0.19)	$0.17	$0.10
Diluted	$0.81	$0.09	$(0.19)	$0.17	$0.09
Weighted average shares outstanding
Basic	40,542,696	40,506,671	40,334,179	40,291,867	40,240,740
Diluted	41,549,632	41,122,025	41,074,049	41,178,472	41,113,575

Live Oak Bancshares, Inc.

Quarterly Balance Sheets (unaudited)

(Dollars in thousands)

	As of the quarter ended
	3Q 2020	2Q 2020	1Q 2020	4Q 2019	3Q 2019
Assets
Cash and due from banks	$608,826	$1,256,958	$254,077	$124,610	$157,359
Federal funds sold	25,924	91,188	158,226	96,787	88,919
Certificates of deposit with other banks	7,250	7,250	7,250	7,250	7,250
Investment securities available-for-sale	765,777	779,794	574,168	540,045	570,795
Loans held for sale (1)	1,190,200	976,594	996,050	966,447	903,095
Loans and leases held for investment (2)	5,037,199	4,650,056	2,817,491	2,627,286	2,422,970
Allowance for credit losses on loans and leases	(44,210)	(44,083)	(35,906)	(28,234)	(23,961)
Net loans and leases	4,992,989	4,605,973	2,781,585	2,599,052	2,399,009
Premises and equipment, net	253,737	269,063	274,177	279,099	280,942
Foreclosed assets	3,264	5,660	6,744	5,612	5,702
Servicing assets	37,831	33,834	33,532	35,365	37,583
Operating lease right-of-use assets	2,697	2,886	2,236	2,427	1,890
Other assets	204,886	179,954	185,524	156,134	148,985
Total assets	$8,093,381	$8,209,154	$5,273,569	$4,812,828	$4,601,529
Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Noninterest-bearing	$58,771	$53,938	$51,275	$51,965	$54,205
Interest-bearing	5,647,273	5,819,354	4,588,126	4,175,015	3,962,894
Total deposits	5,706,044	5,873,292	4,639,401	4,226,980	4,017,099
Borrowings	1,747,083	1,721,029	50,012	14	1,310
Operating lease liabilities	2,931	3,079	2,416	2,619	2,041
Other liabilities	53,159	63,319	47,968	50,829	52,860
Total liabilities	7,509,217	7,660,719	4,739,797	4,280,442	4,073,310
Shareholders’ equity
Preferred stock, no par value, 1,000,000 shares authorized, none issued or outstanding	—	—	—	—	—
Class A common stock (voting)	325,753	319,542	314,994	309,526	296,925
Class B common stock (non-voting)	26,106	28,753	28,753	30,871	40,401
Retained earnings	207,400	174,837	172,276	180,265	174,641
Accumulated other comprehensive income	24,905	25,303	17,749	11,724	16,252
Total shareholders' equity	584,164	548,435	533,772	532,386	528,219
Total liabilities and shareholders’ equity	$8,093,381	$8,209,154	$5,273,569	$4,812,828	$4,601,529

(1)

Includes $30.4 million, $32.1 million, $19.2 million, $16.2 million and $14.7 million measured at fair value for the quarters ended September 30, 2020, June 30, 2020, March 31, 2020, December 31, 2019 and September 30, 2019, respectively.

(2)

Includes $845.7 million, $834.6 million, $831.4 million, $824.5 million and $831.3 million measured at fair value for the quarters ended September 30, 2020, June 30, 2020, March 31, 2020, December 31, 2019 and September 30, 2019, respectively.

Live Oak Bancshares, Inc.

Statements of Income (unaudited)

(Dollars in thousands, except per share data)

	Nine months ended
	September 30, 2020	September 30, 2019
Interest income
Loans and fees on loans	$191,604	$150,819
Investment securities, taxable	11,671	11,434
Other interest earning assets	2,093	3,914
Total interest income	205,368	166,167
Interest expense
Deposits	70,531	64,096
Borrowings	2,415	—
Total interest expense	72,946	64,096
Net interest income	132,422	102,071
Provision for loan and lease credit losses	32,024	10,403
Net interest income after provision for loan and lease credit losses	100,398	91,668
Noninterest income
Loan servicing revenue	19,916	21,304
Loan servicing asset revaluation	(4,202)	(12,446)
Net gains on sales of loans	34,497	17,638
Net (loss) gain on loans accounted for under the fair value option	(8,324)	5,976
Equity method investments income (loss)	(5,952)	(6,120)
Equity security investments gains (losses), net	14,802	3,478
Gain on sale of investment securities available-for-sale, net	1,880	92
Lease income	7,893	7,055
Management fee income	4,146	186
Construction supervision fee income	2,439	1,525
Other noninterest income	8,102	4,706
Total noninterest income	75,197	43,394
Noninterest expense
Salaries and employee benefits	83,048	66,562
Travel expense	2,395	4,675
Professional services expense	4,668	5,876
Advertising and marketing expense	2,537	4,306
Occupancy expense	6,455	5,588
Data processing expense	8,930	7,418
Equipment expense	13,601	11,925
Other loan origination and maintenance expense	7,617	6,882
Renewable energy tax credit investment impairment	—	602
FDIC insurance	5,326	1,435
Other expense	5,664	5,245
Total noninterest expense	140,241	120,514
Income before taxes	35,354	14,548
Income tax expense	5,399	3,346
Net income	$29,955	$11,202
Earnings per share
Basic	$0.74	$0.28
Diluted	$0.73	$0.27
Weighted average shares outstanding
Basic	40,461,479	40,199,468
Diluted	41,248,866	41,011,608

Live Oak Bancshares, Inc.

Quarterly Selected Financial Data (unaudited)

(Dollars in thousands, except per share data)

	As of and for the three months ended
	3Q 2020	2Q 2020	1Q 2020	4Q 2019	3Q 2019
Income Statement Data
Net income (loss)	$33,780	$3,777	$(7,602)	$6,832	$3,895
Per Common Share
Net income (loss), basic	$0.83	$0.09	$(0.19)	$0.17	$0.10
Net income (loss), diluted	0.81	0.09	(0.19)	0.17	0.09
Dividends declared	0.03	0.03	0.03	0.03	0.03
Book value	14.69	13.53	13.22	13.20	13.12
Tangible book value (1)	14.30	13.43	13.22	13.20	13.12
Performance Ratios
Return on average assets (annualized)	1.67%	0.22%	(0.61)%	0.58%	0.35%
Return on average equity (annualized)	23.64	2.68	(5.64)	5.06	2.94
Net interest margin	2.77	2.56	3.55	3.57	3.75
Efficiency ratio (1)	43.89	76.87	107.63	77.09	80.83
Noninterest income to total revenue	47.15	34.64	12.66	34.02	29.02
Selected Loan Metrics
Loans and leases originated	$966,499	$2,175,055	$500,634	$523,688	$562,259
Guaranteed loans sold	114,731	154,980	162,297	105,002	100,498
Average net gain on sale of guaranteed loans	110.19	66.76	63.71	106.16	80.51
Adjusted average net gain on sale of guaranteed loans (2)	107.99	65.94	83.48	94.86	94.98
Outstanding balance of sold loans serviced:
Guaranteed	2,878,664	2,840,429	2,761,015	2,746,480	2,802,073
Unguaranteed	264,829	231,602	223,587	224,127	211,095
Total	3,143,493	3,072,031	2,984,602	2,970,607	3,013,168
Asset Quality Ratios
Allowance for credit losses to loans and leases held for investment (4)	1.05%	1.16%	1.81%	1.57%	1.51%
Net charge-offs (4)	$10,147	$1,781	$2,799	$536	$840
Net charge-offs to average loans and leases held for investment (3) (4)	1.03%	0.21%	0.58%	0.13%	0.23%
Nonperforming loans and leases (4) (5)	$46,749	$40,275	$34,088	$21,937	$22,300
Foreclosed assets	3,264	5,660	6,744	5,612	5,702
Nonperforming loans and leases (unguaranteed exposure) (4) (5)	20,153	13,122	9,623	7,224	7,842
Foreclosed assets (unguaranteed exposure)	642	1,199	1,478	1,120	1,142
Nonperforming loans and leases not guaranteed by the SBA and foreclosures (4) (5)	$20,795	$14,321	$11,101	$8,344	$8,984
Nonperforming loans, leases and foreclosures, not guaranteed by the SBA, to total assets (4) (5)	0.29%	0.20%	0.25%	0.21%	0.24%
Nonperforming loans accounted for under the fair value option	$47,434	$46,221	$60,558	$49,739	$54,024
Nonperforming loans accounted for under the fair value option (unguaranteed exposure)	7,495	6,352	8,193	6,700	8,214
Capital Ratios
Common equity tier 1 capital (to risk-weighted assets)	13.09%	12.84%	13.81%	14.90%	15.28%
Total capital (to risk-weighted assets)	14.19	13.99	14.83	15.74	16.03
Tier 1 risk based capital (to risk-weighted assets)	13.09	12.84	13.81	14.90	15.28
Tier 1 leverage capital (to average assets)	8.47	7.96	9.94	10.65	11.12

Notes to Quarterly Selected Financial Data

(1) See accompanying GAAP to Non-GAAP Reconciliation.

(2) Excludes fair value gain/loss on exchange-traded interest rate futures contracts.

(3) Quarterly net charge-offs as a percentage of quarterly average loans and leases held for investment, annualized.

(4) Excludes loans measured at fair value.

(5) The quarter ended September 30, 2020 excludes one $6.1 million hotel loan classified as held for sale.

Live Oak Bancshares, Inc.

Quarterly Average Balances and Net Interest Margin

(Dollars in thousands)

	Three Months Ended September 30, 2020			Three Months Ended June 30, 2020
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest earning assets:
Federal funds sold and interest earning balances in other banks	$736,387	$334	0.18%	$711,916	$1,009	0.57%
Investment securities	755,412	4,123	2.17	556,014	3,786	2.73
Loans held for sale	1,084,024	14,399	5.27	921,956	13,115	5.71
Loans and leases held for investment (1)	4,782,075	56,222	4.66	4,208,109	48,907	4.66
Total interest earning assets	7,357,898	75,078	4.05	6,397,995	66,817	4.19
Less: allowance for credit losses on loans and leases	(44,054)			(35,875)
Non-interest earning assets	778,826			603,610
Total assets	$8,092,670			$6,965,730
Interest bearing liabilities:
Interest bearing checking	$500,007	$747	0.59%	$462,977	$646	0.56%
Savings	1,669,199	3,674	0.87	1,398,378	4,814	1.38
Money market accounts	95,151	83	0.35	82,908	89	0.43
Certificates of deposit	3,423,643	17,651	2.05	3,689,041	19,572	2.13
Total interest bearing deposits	5,688,000	22,155	1.55	5,633,304	25,121	1.79
Borrowings	1,733,805	1,560	0.36	676,849	798	0.47
Total interest bearing liabilities	7,421,805	23,715	1.27	6,310,153	25,919	1.65
Non-interest bearing deposits	43,993			41,218
Non-interest bearing liabilities	55,353			50,554
Shareholders' equity	571,519			563,805
Total liabilities and shareholders' equity	$8,092,670			$6,965,730
Net interest income and interest rate spread		$51,363	2.78%		$40,898	2.54%
Net interest margin			2.77			2.56
Ratio of average interest-earning assets to average interest-bearing liabilities			99.14%			101.39%

(1)Average loan and lease balances include non-accruing loans and leases.

Live Oak Bancshares, Inc.

GAAP to Non-GAAP Reconciliation

(Dollars in thousands)

	As of and for the three months ended
	3Q 2020	2Q 2020	1Q 2020	4Q 2019	3Q 2019
Total shareholders’ equity	$584,164	$548,435	$533,772	$532,386	$528,219
Less:
Goodwill	1,797	1,797	—	—	—
Other intangible assets	2,218	2,294	—	—	—
Tangible shareholders’ equity (a)	$580,149	$544,344	$533,772	$532,386	$528,219
Shares outstanding (c)	40,575,982	40,525,632	40,380,201	40,316,974	40,272,908
Total assets	$8,093,381	$8,209,154	$5,273,569	$4,812,828	$4,601,529
Less:
Goodwill	1,797	1,797	—	—	—
Other intangible assets	2,218	2,294	—	—	—
Tangible assets (b)	$8,089,366	$8,205,063	$5,273,569	$4,812,828	$4,601,529
Tangible shareholders’ equity to tangible assets (a/b)	7.17%	6.63%	10.12%	11.06%	11.48%
Tangible book value per share (a/c)	$14.30	$13.43	$13.22	$13.20	$13.12
Efficiency ratio:
Noninterest expense (d)	$42,650	$48,100	$49,491	$44,410	$42,737
Net interest income	51,363	40,898	40,161	38,011	37,531
Noninterest income	47,044	22,411	5,742	20,125	15,428
Less: gain (loss) on sale of securities	1,225	734	(79)	528	87
Adjusted operating revenue (e)	$97,182	$62,575	$45,982	$57,608	$52,872
Efficiency ratio (d/e)	43.89%	76.87%	107.63%	77.09%	80.83%

Live Oak Bancshares, Inc.

GAAP to Non-GAAP Reconciliation (Continued)

(Dollars in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	3Q 2020	2Q 2020	3Q 2019	3Q 2020	3Q 2019
Reconciliation of net income to non-GAAP net income:
Net income	$33,780	$3,777	$3,895	$29,955	$11,202
Gain on sale of aircraft	—	—	—	—	(357)
Impairment on aircraft held for sale	1,019	—	—	1,019	—
Renewable energy tax credit investment impairment	—	—	—	—	602
Income tax effects and adjustments for non-GAAP items *	(245)	—	—	(245)	(58)
Non-GAAP net income	$34,554	$3,777	$3,895	$30,729	$11,389
* Estimated at 24.0%
Non-GAAP earnings per share:
Basic	$0.85	$0.09	$0.10	$0.76	$0.28
Diluted	$0.83	$0.09	$0.09	$0.74	$0.28
Weighted-average shares outstanding:
Basic	40,542,696	40,506,671	40,240,740	40,461,479	40,199,468
Diluted	41,549,632	41,122,025	41,113,575	41,248,866	41,011,608
Reconciliation of financial statement line items as reported to non-GAAP:
Noninterest income, as reported	$47,044	$22,411	$15,428	$75,197	$43,394
Gain on sale of aircraft	—	—	—	—	(357)
Noninterest income, non-GAAP	$47,044	$22,411	$15,428	$75,197	$43,037
Noninterest expense, as reported	$42,650	$48,100	$42,737	$140,241	$120,514
Impairment on aircraft held for sale	(1,019)	—	—	(1,019)	—
Renewable energy tax credit investment impairment	—	—	—	—	(602)
Noninterest expense, non-GAAP	$41,631	$48,100	$42,737	$139,222	$119,912
Income before taxes, as reported	$45,483	$5,251	$6,262	$35,354	$14,548
Gain on sale of aircraft	—	—	—	—	(357)
Impairment on aircraft held for sale	1,019	—	—	1,019	—
Renewable energy tax credit investment impairment	—	—	—	—	602
Income before taxes, non-GAAP	$46,502	$5,251	$6,262	$36,373	$14,793
Income tax expense, as reported	$11,703	$1,474	$2,367	$5,399	$3,346
Income tax effects and adjustments for non-GAAP items	245	—	—	245	58
Income tax expense, non-GAAP	$11,948	$1,474	$2,367	$5,644	$3,404

This press release presents the non-GAAP financial measures previously shown. The adjustments to reconcile from the applicable GAAP financial measure to the non-GAAP financial measures are included where applicable in financial results presented in accordance with GAAP. The Company considers these adjustments to be relevant to ongoing operating results. The Company believes that excluding the amounts associated with these adjustments to present the non-GAAP financial measures provides a meaningful base for period-to-period comparisons, which will assist regulators, investors, and analysts in analyzing the operating results or financial position of the Company. The non-GAAP financial measures are used by management to assess the performance of the Company’s business for presentations of Company performance to investors, and for other reasons as may be requested by investors and analysts. The Company further believes that presenting the non-GAAP financial measures will permit investors and analysts to assess the performance of the Company on the same basis as that applied by management. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although non-GAAP financial measures are frequently used by shareholders to evaluate a company, they have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of results reported under GAAP.